Filed pursuant to Rule 424(b)(3)
File No. 333-216037

FS CREDIT REAL ESTATE INCOME TRUST, INC.

Supplement dated April 17, 2018

to

Prospectus dated September 11, 2017

This supplement contains information which amends, supplements or modifies certain information contained in the Prospectus of FS Credit Real Estate Income Trust, Inc. dated September 11, 2017 (as so supplemented and amended, the “Prospectus”). Capitalized and/or defined terms used in this supplement have the same meanings as in the Prospectus, unless otherwise stated herein.

You should carefully consider the “Risk Factors” beginning on page 36 of the Prospectus before you decide to invest in shares of our common stock.

Purchase Price Information

On April 16, 2018 we received our first subscription for Class T shares of common stock. Such shares were purchased at a price of $25.00 per share, plus applicable selling commissions and dealer manager fees. Starting today, April 17, 2018, we will begin calculating and publishing our NAV per share for Class T shares on our website, www.FSInvestments.com, and it will be made available on our toll-free telephone line, 877-628-8575. The purchase price of Class T shares will now vary from day-to-day and, on each business day, will equal our NAV per share for Class T shares as determined after the close of business on such day, plus applicable selling commissions and dealer manager fees.

Any subscriptions for Class T shares received now through Thursday, April 19, 2018, will be executed at NAV per share, plus applicable selling commissions and dealer manager fees, at the close of business on Thursday, April 19, 2018. Investors whose subscriptions are received now through Thursday, April 19, 2018 may cancel their subscriptions before the close of business on Thursday, April 19, 2018.

Purchases and repurchases of shares of our Class I common stock will be made based on the appropriate day’s applicable per share NAV. On each business day, our NAV per Class I share is posted on our website, www.FSInvestments.com, and made available on our toll-free telephone line, 877-628-8575.

The initial purchase price of our Class T-C, Class D and Class M shares of common stock will continue to be $25.00 per share, plus, for Class T-C shares, applicable selling commissions. The business day following the Initial Subscription Date for our Class T-C, Class D and Class M Shares, the per share purchase price for such class will vary from day-to-day and, on each business day, will equal our NAV per share for such class of shares as determined after the close of business on such day, plus, for Class T-C shares, applicable selling commissions.